EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE                  Contact:  Robert E. Evans
---------------------                            President and CEO
December 2, 2002                                 (740) 373-3155

            PEOPLES BANCORP INC. AND KENTUCKY BANCSHARES INCORPORATED
                           ENTER DEFINITIVE AGREEMENT
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         MARIETTA, Ohio - Robert E. Evans, President and Chief Executive Officer
of Peoples Bancorp Inc. (Nasdaq: PEBO and "Peoples Bancorp") and C. Ronald Christmas, President and Chief Executive Officer of Kentucky Bancshares Incorporated ("Kentucky Bancshares"), of Russell, Kentucky, jointly announced that today Kentucky Bancshares entered into a definitive Agreement and Plan of Merger (the "Agreement") with Peoples Bancorp providing for the acquisition by Peoples Bancorp of Kentucky Bancshares.
         In the Agreement, Peoples Bancorp proposes to use a combination of cash and Peoples Bancorp common shares as consideration for all of the issued and outstanding shares of Kentucky Bancshares common stock. The aggregate value of the transaction is not expected to exceed $31.4 million, of which approximately half would be paid in cash and half in Peoples Bancorp common shares, dependent upon the market price of Peoples Bancorp common shares.
         The banking subsidiary of Kentucky Bancshares is Kentucky Bank & Trust, which operates five offices in Kentucky's Boyd and Greenup Counties in the communities of Ashland, Russell, Flatwoods, Greenup and South Shore.
         The acquisition is contingent upon regulatory approval, as well as approval of the shareholders of Kentucky Bancshares. The date for completion of the transaction is projected to be during the second quarter of 2003. After the merger, Kentucky Bank & Trust offices will operate as full-service banking offices of Peoples Bank, National Association. At September 30, 2002, Kentucky Bancshares had total assets of $127 million, total loans of $77 million, total deposits of $96 million, and trust assets under management of $189 million.
         In this transaction, RBC Capital Markets advised Peoples Bancorp and Alex Sheshunoff and Company advised Kentucky Bancshares.
         Peoples Bancorp will file with the Securities and Exchange Commission a Registration Statement on Form S-4 and other documents regarding the proposed business combination transaction referenced in this news release. This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples Bancorp. Kentucky Bancshares shareholders are urged to read the Registration Statement, when it becomes available, because it will contain important information. A definitive proxy statement/prospectus will be sent to stockholders of Kentucky Bancshares seeking their approval of the proposed transaction. Shareholders of Kentucky Bancshares may obtain a free copy of the Registration Statement and proxy statement/prospectus (when it is available) and other documents filed by Peoples Bancorp with the Commission at the Commission's web site at www.sec.gov (this uniform resource locator, or URL, is an inactive textual reference only). The proxy statement/prospectus and these other documents may also be obtained without charge by Kentucky Bancshares shareholders by directing a request to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attn.: Investor Relations.
         Peoples Bancorp Inc. is a diversified financial services company with $1.4 billion in assets. Peoples Bank makes available a complete line of banking, investment, insurance, and trust solutions through 45 financial service locations and 30 ATMs in the states of Ohio, West Virginia, and Kentucky.
Peoples Bancorp's common shares are traded on the NASDAQ national market and is included in the Russell 3000 index of US publicly traded companies.

                                 END OF RELEASE